UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 16, 2011

(Date of Report – date of earliest event reported)

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota

(State or other jurisdiction of incorporation or organization)

00029758	41-0856543
(Commission File No.)	(IRS Employer Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 20, 2011 we entered into a First Amendment to Lease (the “Amendment”) to a lease dated August 9, 2010 (the “Original Lease”) with IRET Properties, a North Dakota limited partnership(the “Landlord”), for approximately 32,906 rentable square feet of space (the “Expansion Space”)  in a building located at 10050 Crosstown Circle, Eden Prairie, Minnesota.  We are the successor in interest to Midwave Corporation, as tenant, under the Original Lease as a result of our acquisition of certain assets of Midwave Corporation on October 3, 2011. We reported the terms of this acquisition on our Current Report on Form 8-K filed with the SEC on October 3, 2011 (File No. 000-29758). We intend to use the space primarily for administrative offices and for our warehouse, distribution and manufacturing operations.

Under the terms of the Amendment, the term of the Original Lease is extended for 42 months from March 1, 2016 through August 31, 2019 and the term of the lease for the Expansion Space is for seven years and six months, commencing on March 1, 2012, the commencement date of the Expansion Space.  We have the option to extend the term of the Lease for an additional five year term as long as certain conditions are met.

The monthly base rent over the initial term of the Expansion Space increases from approximately $32,000 during the first year of the Amendment to approximately $37,000 during the last year of the Amendment. The total amount of base rent payments over the initial term of the Expansion Space is approximately $2.6 million.  In addition we are obligated to pay a portion of the building operating costs, which will equal approximately $18,000 per month.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2011, we entered into the Amendment.  See Item 1.01 above for a description of the terms of the Amendment, which description is incorporated by reference herein.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On December 16, 2011, our Compensation Committee approved the following items:

(i)                                     2012 Bonus Program.  We set the percentages of the 2012 bonuses available for Paul F. Lidsky, our President and Chief Executive Officer, Shawn O’Grady, our Executive Vice President of Strategy & Field Operations, and Gregory T. Barnum, our Vice President of Finance and Chief Financial Officer, that each may earn for achievement of 100% of our 2012 bonus target at 80%, 60% and 55%, respectively, of their base salaries with such percentages adjusted according to the bonus plan if 100% of the 2012 bonus target is not achieved or is exceeded.  The 2012 bonus target is based on performance criteria.  The performance criteria will consist of net revenues and non-GAAP operating income, as internally computed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 20, 2011

DATALINK CORPORATION

By:	/s/ Gregory T. Barnum
Gregory T. Barnum,
Vice President of Finance and
Chief Financial Officer